EXHIBIT 10.1
[enherent Corp. Letterhead]
December 31, 2005
Mr. Douglas Mellinger
1241 Westover Road
Stamford, CT 06902

Re:	Agreement and Non-Qualified Stock Option Agreement dated September 14, 2004 by and between enherent Corp. and Douglas Mellinger
Dear Doug,
This letter shall serve as written amendment to the Agreement and associated Non-Qualified Stock Option Agreement dated September 14, 2004 between you and enherent Corp. (the “Company”). You will continue under my direction to provide assistance to the Company related to the development of the Company’s corporate strategy, including but not limited to market position and acquisition strategy through the termination date of the Agreement (December 31, 2007). You will as of December 31, 2005, relinquish your non-employee Vice Chairman position. The Company will pay your monthly fee of $5,000 through June 30, 2006. No further payments will be due and owing or paid under the terms of the Agreement by the Company. In June 2006, the Company agrees to consider the issue of what if any compensation will be paid to you for services provided beyond June 30, 2006. The Company will keep in full force and effect the Non-Qualified Stock Option Agreement, provided that the shares thereunder that are unvested as of the date hereof shall vest as follows: (i) one-sixth of such unvested shares shall vest as of the date hereof, and (ii) the balance of such unvested shares shall vest in five equal annual installments of shares on September 14 of each year beginning September 14, 2006 and shall be fully vested on September 14, 2010.
All other terms and conditions of the Agreement and Non-Qualified Stock Option Agreement shall remain in full force and effect without modification.
Your signature below acknowledges your agreement to this amendment. Please sign this letter as indicated, retain a copy for your files, and return the original letter to my attention.
Sincerely,
/s/ Pamela Fredette
Pamela Fredette
President & CEO
Accepted:
/s/ Douglas Mellinger
Douglas Mellinger